Exhibit 23(b)




   CONSENT OF INDEPENDENT AUDITORS


   We consent to the use in this Registration Statement of WPS Resources Corporation on Form S-4 of our reports dated February 7, 1997, included and incorporated by reference in the Annual Report on Form 10-K of Upper Peninsula Energy Corporation ("UPEN") for the year ended December 31, 1996, and to the use of our report dated February 7, 1997 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the headings "Selected Financial Data" of UPEN and "Experts" in such Prospectus.






   Deloitte & Touche LLP


   August 26, 1997
   Davenport, Iowa